Exhibit 99.1
Keros Therapeutics to Present at Leerink Partners 2024 Global Biopharma Conference

LEXINGTON, Mass., March 5, 2024 (GLOBE NEWSWIRE) -- Keros Therapeutics, Inc. (“Keros”) (Nasdaq: KROS), a clinical-stage biopharmaceutical company focused on developing and commercializing novel therapeutics to treat a wide range of patients with disorders that are linked to dysfunctional signaling of the transforming growth factor-beta (“TGF-ß”) family of proteins, today announced that Keros’ President and Chief Executive Officer Jasbir S. Seehra, Ph.D., will participate in a fireside chat presentation at the Leerink Partners 2024 Global Biopharma Conference on Tuesday, March 12, 2024 at 3:00 p.m. Eastern time.

A live audio webcast of the fireside chat presentation will be available at https://wsw.com/webcast/leerink33/kros/2244432 and an archived replay will be accessible in the Investors section of the Keros website at https://ir.kerostx.com for up to 90 days following the conclusion of the event.

About Keros Therapeutics, Inc.

Keros is a clinical-stage biopharmaceutical company focused on developing and commercializing novel therapeutics to treat a wide range of patients with disorders that are linked to dysfunctional signaling of the TGF-ß family of proteins. We are a leader in understanding the role of the TGF-ß family of proteins, which are master regulators of the growth, repair and maintenance of a number of tissues, including blood, bone, skeletal muscle, adipose and heart tissue. By leveraging this understanding, we have discovered and are developing protein therapeutics that have the potential to provide meaningful and potentially disease-modifying benefit to patients. Keros’ lead product candidate, KER-050 (elritercept), is being developed for the treatment of low blood cell counts, or cytopenias, including anemia and thrombocytopenia, in patients with myelodysplastic syndromes and in patients with myelofibrosis. Keros’ second product candidate, KER-012, is being developed for the treatment of pulmonary arterial hypertension and for the treatment of cardiovascular disorders. Keros’ third product candidate, KER-065, is being developed for the treatment of obesity and for the treatment of neuromuscular diseases.

Investor Contact:
Justin Frantz
jfrantz@kerostx.com
617-221-6042